Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com
News Release

Date: August 22, 2005
Nalco Holding Company Announces Exercise of Underwriters’ Over-Allotment Option

(Naperville, Illinois) Nalco Holding Company (NYSE: NLC) today announced the underwriters of its secondary stock offering have exercised their so-called Greenshoe option to purchase an additional 4.35 million shares of stock. The option to purchase the additional shares was granted in connection with the secondary offering of shares of Nalco Holding company stock on August 12, 2005. This action raises the total number of shares purchased through the secondary offering to 33.35 million shares.

Nalco LLC is the selling stockholder in the offering. Nalco LLC is primarily owned by funds affiliated with Nalco’s Sponsors, The Blackstone Group, Apollo Management, L.P. and Goldman Sachs Capital Partners, as well as by members of Nalco’s management. The Sponsors have received all the proceeds from the sale of shares; neither Nalco Holding Company nor its management has received any of the proceeds from the sale. The total number of shares of common stock outstanding has not changed as a result of this action.

Goldman, Sachs & Co. and Citigroup Global Markets Inc. were global coordinators for the offering and, together with UBS Securities LLC, served as joint book-running managers of the offering. Banc of America Securities LLC, Bear, Stearns & Co. Inc., William Blair & Company, L.L.C., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. were co-managers of the offering.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of more than $3 billion.

The following statement is included in this press release in accordance with Rule 134(b)(1) of the Securities Act of 1933, as amended:

A registration statement relating to shares of common stock of Nalco Holding Company has been declared effective by the Securities and Exchange Commission. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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